Exhibit 4.15
DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Heartland Financial USA, Inc. has two classes of capital stock registered under Section 12 of the Securities Exchange Act of 1934, as amended: common stock, par value $1.00 per share, and depositary shares, each representing 1/400th ownership interest in a share of 7.00% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E, par value $1.00 per share.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is only a summary and does not purport to be complete and is qualified by reference to our Restated Certificate of Incorporation, as amended (the “Certificate”), and Bylaws (the “Bylaws”). The Certificate and Bylaws have been incorporated by reference as exhibits to our most recent Annual Report on Form 10-K.

General

Our authorized capital stock consists of 60,000,000 shares of common stock, par value $1.00 per share, and 200,000 shares of preferred stock, par value $1.00 per share. Our common stock is traded on the Nasdaq Global Select Market under the ticker symbol “HTLF.” We have designated the rights and preferences of a series of 16,000 shares of Series A Junior Participating Preferred Stock (“Series A Preferred Stock”), which are issuable upon the exercise of the preferred share purchase rights described below under the heading “Description of Common Stock-Preferred Share Purchase Rights.” We have designated the rights and preferences of a series of 11,500 shares of 7.00% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E (the “Series E Preferred Stock”), in connection with our issuance of depositary shares described below under the heading “ Description of Depositary Shares.” We had previously designated the terms of 81,698 shares of Series B Perpetual Preferred Stock (“Series B Preferred Stock”), 81,698 shares of Series C Fixed Rate Non-Cumulative Perpetual Preferred Stock (“Series C Preferred Stock”), and 3,000 shares of 7.0% Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series D (“Series D Preferred Stock”), but all of those shares have been redeemed and resumed the status of authorized but unissued shares. As a result, we have 172,500 shares of authorized but unissued preferred stock.

Our board of directors is authorized to designate the rights and preferences of additional series of preferred stock out of the 172,500 shares that are authorized but undesignated, to establish the number of shares to be included in each such series and to issue and sell shares of any such series without approval of stockholders. Shares of preferred stock that our board creates and issues could have dividend or redemption rights that could adversely affect the availability of earnings for distribution to the holders of our common stock, or voting, conversion or other rights that could proportionately reduce, minimize or otherwise adversely affect the voting power and other rights of holders of our common stock.

Our common stock is not entitled to any conversion rights or any preemptive rights to subscribe for additional securities we may issue. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock which we may issue. All shares of outstanding common stock are, and all shares of common stock issued using the prospectus will be, fully paid and nonassessable.

Dividend Rights

Subject to the prior dividend rights of the holders of any preferred stock, dividends may be declared by our board of directors and paid from time to time on outstanding shares of our common stock from any funds legally available therefor and subject to regulatory restriction. As a Delaware corporation, we may pay dividends only out of surplus or if we have no such surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. In addition, policies of the Board of Governors of the Federal Reserve Board caution that a bank holding company should not pay cash dividends unless its net income available to common stockholders over the past year has been sufficient to fully fund the dividends and the prospective rate of earnings retention appears consistent with its capital needs, asset quality, and overall financial condition. The Federal Reserve possesses
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enforcement powers over bank holding companies and their bank and non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies.

Voting Rights

Subject to the rights of the holders of any preferred stock, only the holders of our common stock have voting rights and are entitled to one vote for each share held. The board is classified into three classes of directors. Holders of common stock are not entitled to cumulative voting of their shares in the election of directors. The directors are elected by a plurality vote, which means that the individuals receiving the highest number of votes cast “FOR” their election are elected to the available board seats. Except as provided by our Certificate or our Bylaws, or as provided by law, all other matters are decided by the affirmative vote of a majority of the outstanding shares of our common stock present in person or by proxy and entitled to vote.

Liquidation Rights

Upon any liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to debtholders and the holders of any outstanding shares of preferred stock.

Preferred Share Purchase Rights

On January 17, 2012, we entered into an Amended and Restated Rights Agreement (the “Rights Agreement”) with Dubuque Bank and Trust Company, as Rights Agent, which is scheduled to expire on January 17, 2022. Under the Rights Agreement, all stockholders receive, along with each share of common stock owned, a preferred share purchase right entitling them to purchase from us one one-thousandth of a share of Series A Preferred Stock at an exercise price of $70.00 per one one-thousandth of a share, subject to certain adjustments, once these preferred share purchase rights become exercisable.

The preferred share purchase rights are not exercisable or transferable apart from our common stock until the “Distribution Date,” which is the earlier of (i) the 10th day following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 15% or more of our outstanding common stock or (ii) the 10th business day (or such later date as may be determined by action of our board of directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) after the date of the commencement of, or announcement of an intention to make, a tender offer or exchange offer which would result in the beneficial ownership by the Acquiring Person of 15% or more of our outstanding common stock, even if no shares are purchased pursuant to such offer. The definition of “Acquiring Person” under the Rights Agreement is subject to certain exceptions, including acquisitions by Heartland Partnership, L.P. and acquisitions that our board of directors determines are inadvertent and without any intention of changing or influencing control of us. Subject to these exceptions and other conditions, if any person or group of affiliated or associated persons becomes an Acquiring Person, each preferred share purchase right will entitle the holder (other than the Acquiring Person) to receive upon exercise common stock having a market value of two times the exercise price of the right. If after the time that a person or group becomes an Acquiring Person, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, each preferred share purchase right will entitle the holder (other than the Acquiring Person) to receive upon exercise senior voting stock of the acquiring company (or the acquiring company’s parent) having a market value of two times the exercise price of the preferred share purchase right.

Each share of our Series A Preferred Stock, if issued, (i) will entitle holders to a preferential quarterly dividend payment (if declared) of the greater of $1.00 per share or an amount equal to 1,000 times the dividend declared per share of common stock, (ii) will have the same voting power as 1,000 shares of our common stock and (iii) will entitle holders, upon liquidation, to receive the greater of $1,000 (plus any accrued but unpaid dividends) or an amount equal to 1,000 times the payment made on one share of our common stock.

In the event of any merger, consolidation or other transaction in which our common stock is converted or exchanged, each one one-thousandth of a share of Series A Preferred Stock will be entitled to receive such number

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of shares of validly issued, fully paid, nonassessable and freely tradable senior voting stock of the acquiring company, as shall be equal to the result obtained by (1) multiplying the exercise price of the preferred share purchase right by the then number of one one-thousandths of share of preferred stock for which a right is then exercisable and dividing that product by (2) 50% of the current market price per share of the senior voting stock of the acquiring company.

We may redeem the preferred share purchase rights for $0.01 per preferred share purchase right, subject to adjustment, at any time before the earlier of the close of business on the Distribution Date and January 17, 2022, which is the “Expiration Date” of the preferred share purchase rights. If we redeem any of the preferred share purchase rights, we must redeem all of the preferred share purchase rights. We may pay the redemption price in cash, shares of common stock or any other form of consideration deemed appropriate by our board of directors, or any combination thereof. For as long as the preferred share purchase rights are redeemable, we may amend the preferred share purchase rights to extend the time period in which the preferred share purchase rights may be redeemed, but not to change the redemption price or date of expiration of the preferred share purchase rights.

The Rights Agreement also grants our board of directors the option, at any time after any person or group becomes an Acquiring Person but prior to an acquisition at the 50% level, to exchange preferred share purchase rights (other than preferred share purchase rights owned by such Acquiring Person) for shares of our common stock or Series A Preferred Stock (or a series of our preferred stock having equivalent rights, preferences and privileges), at an exchange ratio of one share of our common stock, or a fractional share of Series A Preferred Stock (or other preferred stock equivalent in value to one share of our common stock), per preferred share purchase right.

The preferred share purchase rights make a hostile contest for control without communication with our board of directors impractical. The preferred share purchase rights would cause substantial dilution to a potential acquirer that attempts to acquire us in a transaction that is not approved by our board of directors.

Certain Provisions of our Certificate of Incorporation and Bylaws

Some provisions of our Certificate and Bylaws could make the acquisition of control of our company and/or the removal of our existing board of directors and management more difficult, including the following:

•we do not provide for cumulative voting for our directors;

•we have a classified board of directors with each class serving a staggered three-year term;

•at least two-thirds of our board of directors must approve any changes to the size of the board;

•a vote of 70% of the outstanding shares of voting stock is required to remove directors, and such directors may only be removed for cause;

•unless approved by at least two-thirds of the number of members of our board of directors fixed from time to time, a vote of 70% of the outstanding shares of voting stock is required to amend, alter or repeal our bylaws and certain sections of our certificate of incorporation;

•unless approved by at least two-thirds of the number of members of our board of directors fixed from time to time, a vote of 70% of the outstanding shares of voting stock is required to effect any merger or consolidation of our company or any of our subsidiaries with or into another corporation; effect any sale, lease, exchange or other disposition by us or any of our subsidiaries of all or substantially all of our assets in a single transaction or series of related transactions; effect any issuance or transfer by us or any of our subsidiaries of any of our voting securities (except as issued pursuant to a stock option, purchase or bonus plan); or effect our voluntary dissolution;

•a majority of stockholders representing 75% of the outstanding shares of stock, or a class of stock, may bind all stockholders or a class of stockholders, to certain compromises or arrangements with creditors, subject to approval by a court of equitable jurisdiction;

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•our board of directors may create new directorships and may appoint new directors to serve for the full term of the class of directors in which the new directorship was created and may fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of director in which the vacancy occurred;

•our board of directors may issue preferred stock without any vote or further action by the stockholders;

•our board of directors retains the power to designate series of preferred stock and to determine the powers, rights, preferences, qualifications and limitations of each class of preferred stock;

•all stockholder actions must be taken at a regular or special meeting of the stockholders and cannot be taken by written consent without a meeting; and

•we have advance notice procedures which generally require that stockholder proposals and nominations be provided to us not less than 30 days and not more than 75 days before the date of the originally scheduled annual meeting in order to be properly brought before a stockholder meeting.

DESCRIPTION OF DEPOSITARY SHARES

The following description of our depositary shares is only a summary and does not purport to be complete. You must look at the applicable forms of depositary receipt and the deposit agreement for a full understanding of the specific terms of any depositary shares. The forms of depositary receipt and the deposit agreement have been incorporated by reference as exhibits to our most recent Annual Report on Form 10-K.

General

Each depositary share represents a 1/400th interest in a share of the Series E Preferred Stock and is evidenced by depositary receipts. We have deposited the underlying shares of Series E Preferred Stock with a depositary pursuant to a deposit agreement among us, Broadridge Corporate Issuer Solutions, Inc., acting as depositary, and the holders from time to time of the depositary receipts. Subject to the terms of the deposit agreement, the depositary shares will be entitled to all of the powers, preferences, and special rights of the Series E Preferred Stock, as applicable, in proportion to the applicable fraction of a share of Series E Preferred Stock those depositary shares represent.

Withdrawal of Preferred Stock

If holders surrender depositary receipts at the principal office of the depositary, they will be entitled to receive at that office the number of shares of preferred stock and any money or other property then represented by the depositary shares, unless the depositary shares have been called for redemption. We will not, however, issue any fractional shares of preferred stock. Accordingly, if holders deliver depositary receipts for a number of depositary shares that, when added together, represents more than a whole number of shares of preferred stock, the depositary will issue to them a new depositary receipt evidencing the excess number of depositary shares at the same time as they receive their shares of preferred stock. Holders will no longer be entitled to deposit the shares of preferred stock they have withdrawn under the deposit agreement or to receive depositary shares in exchange for those shares of preferred stock. There may be no market for any withdrawn shares of preferred stock.

Dividend Rights

Each dividend payable on a depositary share will be in an amount equal to 1/400th of the dividend declared and payable on each share of Series E Preferred Stock.

We will pay dividends on the Series E Preferred Stock, when, as, and if declared by our board of directors or a duly authorized committee of our board of directors, to the extent that we have lawfully available funds to pay dividends. Under the terms of the Series E Preferred Stock, subject to certain important exceptions, the ability of Heartland to pay dividends on, make distributions with respect to, or to repurchase, redeem or otherwise acquire its common stock or any other stock ranking junior to or on parity with the Series E Preferred Stock is subject to restrictions

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unless the full dividends for the most recently completed dividend period have been declared and paid, or set aside for payment, on all outstanding shares of Series E Preferred Stock.

If declared, dividends will accrue and be payable, quarterly in arrears, (i) from and including the date of original issuance to, but excluding, July 15, 2025 (the “First Reset Date”) at a rate of 7.00% per annum, on January 15, April 15, July 15 and October 15 of each year, commencing on October 15, 2020, and (ii) from and including July 15, 2025, during each reset period, at a rate per annum equal to the five-year treasury rate as of the most recent reset dividend determination date (as described elsewhere in this prospectus supplement) plus 6.675%, on January 15, April 15, July 15, and October 15 of each year, beginning on July 15, 2025, except in each case where such day is not a business day. Upon payment of any dividends on the Series E Preferred Stock, holders of depositary shares are expected to receive a proportionate payment.

Dividends on the Series E Preferred Stock will not be cumulative. If for any reason our board of directors or a duly authorized committee of our board of directors does not declare a dividend on the Series E Preferred Stock for any dividend period, that dividend will not accrue or be payable and we will have no obligation to pay dividends for that dividend period, whether or not dividends on the Series E Preferred Stock are declared for any future dividend period.

So long as any Series E Preferred Stock remains outstanding, unless full dividends for the most recently completed dividend period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding shares of Series E Preferred Stock, we may not, subject to certain important exceptions:

•declare, pay or set aside for payment any dividend or distribution on any shares of capital stock ranking junior to the Series E Preferred Stock as to dividend or liquidation rights;
•repurchase, redeem or otherwise acquire for consideration, directly or indirectly, any shares of capital stock ranking junior to the Series E Preferred Stock as to dividend or liquidation rights; or
•repurchase, redeem or otherwise acquire for consideration, directly or indirectly, any shares of capital stock ranking on parity with the Series E Preferred Stock, including the Series E Preferred Stock, as to dividend or liquidation rights.

Liquidation Rights

In the event of our liquidation, dissolution, or winding-up, a holder of depositary shares will receive the fraction of the liquidation preference accorded each share of underlying Series E Preferred Stock represented by the depositary shares.

With respect to the payment of dividends and distributions upon Heartland’s liquidation, dissolution, or winding-up, the Series E Preferred Stock will rank:

•senior to Heartland’s common stock and to any class or series of its capital stock that it may issue in the future that is not expressly stated to be on parity with or senior to the Series E Preferred Stock with respect to such dividends and distributions, including but not limited to Heartland’s Series A Preferred Stock;

•on parity with, or equally to, any class or series of Heartland’s capital stock that it may issue in the future that is expressly stated to be on parity with the Series E Preferred Stock with respect to such dividends and distributions; and

•junior to any class or series of Heartland’s capital stock that it may issue in the future that is expressly stated to be senior to the Series E Preferred Stock with respect to such dividends and distributions, if the issuance is approved by the holders of at least two-thirds of the outstanding shares of Series E Preferred Stock.
Heartland will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment after satisfaction of all claims for indebtedness and other non-equity claims.

Redemption Rights

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Holders of depositary shares will not have the right to require the redemption or repurchase of the depositary shares. If we redeem the Series E Preferred Stock, in whole or in part, depositary shares also will be redeemed with the proceeds received by the depositary from the redemption of the Series E Preferred Stock held by the depositary. The redemption price per depositary share will be 1/400th of the redemption price per share payable with respect to the Series E Preferred Stock (or $25 per depositary share), plus 1/400th of the per share amount of any declared and unpaid dividends, without accumulation of any undeclared dividends, on the Series E Preferred Stock to, but excluding, the redemption date. If we redeem less than all of the outstanding depositary shares, the depositary shares to be redeemed will be selected either pro rata or by lot or in such other manner as we may determine to be equitable and permitted by DTC and the rules of any national securities exchange on which the Series E Preferred Stock is listed. The depositary will provide notice of redemption to record holders of the depositary receipts not less than 30 days and not more than 60 days prior to the date fixed for redemption of the Series E Preferred Stock and the related depositary shares.

The Series E Preferred Stock does not have any maturity date, will not be subject to any sinking fund or any other obligation of us for its repurchase, redemption, or retirement, and will be perpetual unless redeemed at our option. Accordingly, the Series E Preferred Stock will remain outstanding perpetually, unless and until we decide to redeem or repurchase it and, if required, receive prior approval of the Federal Reserve to do so. We may redeem the Series E Preferred Stock at our option, and subject to any required regulatory approval, (i) in whole or in part, from time to time, on any reset date on or after the First Reset Date at a redemption price equal to $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared and unpaid dividends, to, but excluding, the redemption date, or (ii) in whole but not in part, at any time within 90 days following a regulatory capital treatment event, including prior to the First Reset Date, at a redemption price equal to $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared and unpaid dividends, to, but excluding, the redemption date. If we redeem the Series E Preferred Stock, the depositary will redeem a proportionate number of depositary shares.

Voting Rights

Holders of the depositary shares must act through the depositary to exercise any voting rights of the Series E Preferred Stock. Although each depositary share is entitled to 1/400th of a vote, the depositary can only vote whole shares of Series E Preferred Stock. While the depositary will vote the maximum number of whole shares of Series E Preferred Stock in accordance with the instructions it receives, any remaining fractional votes of holders of the depositary shares will not be voted.

Holders of the Series E Preferred Stock will have no voting rights except with respect to certain changes in the terms of the Series E Preferred Stock and the issuance of capital stock ranking senior to the Series E Preferred Stock, in the case of certain dividend nonpayments, certain other fundamental corporate events, and as otherwise expressly required by applicable law.

Conversion and Exchange Rights

The Series E Preferred Stock is not convertible into or exchangeable for our common stock or any other class or series of our capital stock or other securities.

Depositary, Transfer Agent, and Registrar

Broadridge Corporate Issuer Solutions, Inc. is the transfer agent and registrar for the Series E Preferred Stock and the depositary for the depositary shares. We may remove the depositary, transfer agent, and registrar in accordance with the agreement between us and the depositary, transfer agent, or registrar, respectively; provided that we will appoint a successor who will accept such appointment prior to the effectiveness of its removal. Holders of depositary receipts representing in the aggregate not less than 66 2∕3% of the depositary shares outstanding may also terminate the deposit agreement.

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment that materially and adversely

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alters the rights of the existing holders of depositary receipts will not be effective unless the amendment has been approved by the record holders representing in the aggregate at least 66 2∕3% of the depositary shares then outstanding.

Charges of Depositary

The amount paid as dividends or otherwise distributable by the depositary with respect to the depositary shares or the underlying Series E Preferred Stock will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any depositary shares or the shares of the Series E Preferred Stock, until such taxes or other governmental charges are paid.

Miscellaneous

The depositary will make available for inspection by holders of depositary receipts at the depositary’s office and at such other places as it may from time to time deem advisable during normal business hours any reports and communications received from Heartland. In addition, the depositary will transmit, upon Heartland’s request, certain notices and reports to the holders of depositary receipts. Neither we nor the depositary are liable under the deposit agreement to holders of receipts other than for gross negligence, willful misconduct, fraud or bad faith (each as finally determined by a non-appealable judgment of a court of competent jurisdiction). Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF PREFERRED STOCK

The following description of our preferred stock is only a summary and does not purport to be complete and is qualified by reference to our Certificate and Bylaws.

General

We currently have authorized 200,000 shares of preferred stock, $1.00 par value per share. As discussed above under the heading “Description of Common Stock-General,” we have 172,500 shares of authorized but undesignated preferred stock.

Our Certificate authorizes our board of directors to create and provide for the issuance of one or more series of preferred stock, without the approval of our stockholders. Prior to the issuance of each series of our undesignated preferred stock, our board of directors is required by the DGCL and our Certificate to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware, fixing for each such series the designations, powers, preferences, rights, qualifications, limitations and restrictions of the shares of such series.
Subject to limitations prescribed by the DGCL and our Certificate, our board of directors is authorized to fix the number of shares constituting each series of preferred stock and the designations, powers, preferences, rights, qualifications, limitations and restrictions of the shares of such series, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other matters as may be fixed by resolution of the board of directors. Each series of preferred stock that we offer will, when issued, be fully paid and nonassessable, and will not have, or be subject to, any preemptive or similar rights.

The applicable prospectus supplement will describe the following terms of the series of preferred stock:

•the title and stated value of the preferred stock;

•the number of shares of the preferred stock offered, the liquidation preference per share and the purchase price of the preferred stock;

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•the dividend rate(s), period(s) and/or payment date(s) or the method(s) of calculation for dividends;

•whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

•the procedures for any auction and remarketing, if any, for the preferred stock;

•the provisions for a sinking fund, if any, for the preferred stock;

•the provisions for redemption, if applicable, of the preferred stock, including any restrictions on the repurchase or redemption of the preferred stock while there is any late payment of dividends or sinking fund installments;

•any listing of the preferred stock on any securities exchange or market;

•the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock or another series of our preferred stock, including the conversion price (or its manner of calculation) and conversion period;

•the terms and conditions, if applicable, upon which preferred stock will be exchangeable into our debt securities, including the exchange price, or its manner of calculation, and exchange period;

•voting rights, if any, of the preferred stock;

•a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

•whether interests in the preferred stock will be represented by depositary shares;

•the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•any limitations on issuance of any series of preferred stock ranking senior to or on a parity with the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•any other specific terms, preferences, rights, limitations or restrictions on the preferred stock.

For a description of provisions in our Certificate or Bylaws that may have an effect of delaying, deferring or preventing a change in control, please refer to the sections entitled “Preferred Share Purchase Rights” and “Certain Provisions of our Certificate of Incorporation and Bylaws” under the “Description of Common Stock,” above.

Rank

Unless otherwise specified in the applicable prospectus supplement, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our company, the preferred stock will rank:

•senior to all classes or series of our common stock, and to all equity securities issued by us the terms of which specifically provide that such equity securities rank junior to the preferred stock with respect to dividend rights or rights upon the liquidation, dissolution or winding up of us;

•on a parity with all equity securities issued by us that do not rank senior or junior to the preferred stock with respect to dividend rights or rights upon the liquidation, dissolution or winding up of us; and

•junior to all equity securities issued by us the terms of which do not specifically provide that such equity securities rank on a parity with or junior to the preferred stock with respect to dividend rights or rights upon

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the liquidation, dissolution or winding up of us (including any entity with which we may be merged or consolidated or to which all or substantially all of our assets may be transferred or which transfers all or substantially all of our assets).

As used for these purposes, the term “equity securities” does not include convertible debt securities.

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